Exhibit 99.1

Contacts:
Kyle Kuvalanka (investors)	Jennifer Snyder (media)
(617) 761-4734	(617) 444-1439

MILLENNIUM HIGHLIGHTS STRONG SECOND-QUARTER RESULTS AND
UPCOMING GROWTH CATALYSTS

— VELCADE® (bortezomib) for Injection U.S. net sales increased to $62.6 million,
7 percent growth over first quarter —
— Full-year 2007 financial guidance raised —
— VELCADE front-line multiple myeloma data showed strongest ever reported three-year survival rate —
— Phase III front-line multiple myeloma interim analysis on track for third quarter of 2007; potential sNDA filing —
— Phase III pivotal NHL trial on track to complete enrollment in first half of 2008 —

CAMBRIDGE, Mass., July 26, 2007 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced its financial and operational results for the second quarter of 2007.  The Company also increased its financial guidance for full-year 2007.

“This is an exciting time at Millennium as we continue to build momentum by executing against our commercial, development and operational goals.  With VELCADE, we drove strong U.S. sales performance and presented new clinical data that support future expansion,” said Deborah Dunsire, M.D., President and Chief Executive Officer, Millennium.  “We are quickly approaching a key growth catalyst with an interim analysis for a VELCADE Phase III front-line multiple myeloma trial scheduled for the third quarter, offering the potential for an early sNDA filing.”

“Financially, we had another outstanding quarter which led us to raise our guidance for the year,” commented Marsha Fanucci, Chief Financial Officer, Millennium.  “Year-to-date, we increased non-GAAP net income by greater than 200 percent and reduced our GAAP net loss by greater than 35 percent, compared to the same period last year.(1)  Very importantly, we accomplished these results while advancing our development pipeline of ten novel molecules in the areas of cancer and inflammatory diseases and increasing the commercial investment to support short- and long-term growth of VELCADE.”

Second Quarter 2007 Financial Results

•                  The Company achieved non-GAAP net income of $3.3 million in the second quarter of 2007 compared to $3.9 million in the second quarter of 2006. During the quarter, the Company recorded increases in VELCADE U.S. net sales and royalties, which were offset by an increase in non-GAAP selling, general and administrative (SG&A) expense as a result of investments made to support VELCADE expansion.  Key financial results for the quarter as compared to the second quarter of 2006 included:

•                  VELCADE U.S. net sales of $62.6 million, a 6 percent increase;

•                  Royalties of $38.9 million, a 14 percent increase;

•                  Net investment income of $9.1 million, a $6.0 million increase;

•                  Lower non-GAAP research and development (R&D) expense of $70.3 million (corresponding GAAP R&D expense, including stock-based compensation, of $73.4 million);(2)

•                  Higher non-GAAP SG&A expense of $43.4 million (corresponding GAAP SG&A expense, including stock-based compensation, of $47.0 million).(2)

Year-to-date, the Company achieved $16.0 million in non-GAAP net income in 2007, a 231 percent improvement, compared to $4.8 million for the same period of 2006.

•                  The Company reported GAAP net loss of $17.7 million for both the second quarters of 2007 and 2006.  The Company’s GAAP net loss for the second quarter of 2007 reflected a $4.8 million decrease in stock-based compensation expense, offset by a $4.2 million increase in restructuring charges, both of which are excluded from non-GAAP net income.  Year-to-date, the Company reduced GAAP net loss to $24.5 million for 2007, a 36 percent decrease, compared to $38.5 million for the same period of 2006.

•                  As of June 30, 2007, the Company had $844.4 million in cash, cash equivalents and marketable securities.  The outstanding principal amount of convertible debt was $250.0 million.

Full-Year 2007 Financial Guidance

The Company is raising its financial guidance for full-year 2007 as follows:

•                  VELCADE U.S. net product sales in the range of $250 million to $260 million, compared to the original range of $240 million to $260 million;

•                  Royalties in the range of $150 million to $155 million, compared to the original range of $140 million to $150 million;

•                  Non-GAAP R&D and non-GAAP SG&A expenses in the range of $440 million to $450 million, compared to the original guidance of approximately $425 million; corresponding GAAP R&D and GAAP SG&A expenses, which include stock-based compensation expenses, in the range of $465 million to $480 million, compared to the original range of $455 million to $465 million;

•                  Non-GAAP net income in the range of $20 million to $30 million, compared to the original range of $10 million to $20 million;

•                  GAAP net loss in the range of $50 million to $60 million, compared to the original range of $60 million to $90 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles and restructuring(3); and

•                  Cash, cash equivalents and marketable securities greater than $800 million on December 31, 2007.

VELCADE Commercial Highlights

“Our enhanced marketing and sales initiatives led to strong growth in VELCADE sales performance with a strengthening of our market-leading position in previously treated multiple myeloma patients,” said Christophe Bianchi, M.D., Executive Vice President, Commercial, Millennium.  “We expect increased sales in the near term will be driven by the recent approval of the VELCADE / DOXIL combination, repeated use of VELCADE by patients in multiple lines of therapy and increased use by previously treated mantle cell lymphoma patients.”

In May 2007, the FDA granted marketing approval to Ortho Biotech Inc. for the steroid-free therapy of VELCADE / DOXIL® (pegylated liposomal doxorubicin) in multiple myeloma patients who have received at least one prior therapy.  The label includes the strongest complete remission / complete response (CR)(4) rate and the longest time to progression of any approved therapy in this disease setting.

VELCADE Clinical Highlights

“New clinical data presented at major medical meetings support future VELCADE expansion,” said Nancy Simonian, M.D., Chief Medical Officer, Millennium.  “In front-line multiple myeloma, VELCADE based therapies have consistently demonstrated some of the highest recorded complete remission and survival rates, which previously had been achieved only with stem-cell transplantation.  We also continue to see very positive data in NHL, and our ongoing Phase III trial in relapsed patients is on track to complete enrollment in the first half of 2008.”

Front-line Multiple Myeloma (MM):

•                  Clinical data presentations during the quarter showed that VELCADE based therapies produced some of the highest recorded CR and overall survival rates in front-line MM.  Highlights included:

•                  In the long-term follow-up of a Phase II trial conducted by the PETHEMA cooperative group, VELCADE, melphalan and prednisone (VMP) demonstrated a CR rate of 43 percent, the highest rate ever reported for a melphalan prednisone (MP) combination therapy.  At 38 months, 85 percent of patients were alive.  This is the strongest reported three-year survival rate in the front-line MM treatment setting.

•                  In a Phase III trial conducted by the IFM cooperative group, VELCADE and dexamethasone (VD) as induction therapy prior to stem cell transplantation (SCT) produced a high CR rate of 20 percent, which led to a post SCT CR rate of 43 percent, and a very good partial response (VGPR) + CR rate of 75 percent.  Compared to a commonly used induction chemotherapy regimen vincristine, adriamycin and dexamethasone (VAD), which served as the comparative therapy in the trial, VD nearly doubled the CR rate as induction therapy which in turn led to a greater than 60 percent improvement in VGPR + CR rate following SCT.  As previously presented, a greater percentage of patients receiving the VD therapy were spared a second SCT compared to patients on the VAD therapy.

•                  An interim analysis for the 711-patient Phase III VISTA trial is scheduled for the third quarter of 2007.  The trial, sponsored by the Company and its development partner Johnson & Johnson Pharmaceutical Research & Development (JJPRD), is evaluating VMP compared to MP in patients ineligible for SCT.  Pending positive results of the interim analysis, the Company would file a sNDA for front-line MM.

•                  The Company launched new clinical trials to continue building evidence for use of VELCADE based therapies in front-line MM, including:

•                  The first patients were dosed in a Company-sponsored Phase III trial combining VELCADE with currently approved therapies.  The trial will study VD, VMP, and VTD (VELCADE, thalidomide, and dexamethasone) and will enroll up to 500 patients ineligible for SCT.

•                  The company activated clinical trial sites for a 100-patient Company-sponsored Phase II trial evaluating the four-drug combination of VELCADE, lenalidomide / dexamethasone, and cyclophosphamide.  In previous studies, VELCADE and cyclophosphamide, an alkylating agent, have shown synergistic activity.

Non-Hodgkin’s Lymphoma (NHL):

•                  Clinical data presentations during the quarter reported that VELCADE based therapies produced high CR rates in NHL.  Highlights included:

•                  In a Phase II trial conducted by the GELA cooperative group of newly diagnosed B-cell lymphoma patients, the combination of VELCADE and R-CHOP produced a complete remission rate of 83 percent.  This is a superior result compared to an estimated historical comparison of 55 percent to 75 percent for R-CHOP given for six cycles.

•                  The Company and JJPRD announced that more than half of the targeted 670 patients have been enrolled to date in the Company-sponsored Phase III NHL trial.  The trial is evaluating VELCADE in combination with rituximab compared to rituximab alone in previously treated NHL patients.  Patient accrual is expected to be completed in the first half of 2008.

Clinical Pipeline Highlights

The Company continues to advance ten novel molecules, in addition to VELCADE, in the areas of cancer and inflammatory diseases.  Recent progress included:

•                  MLN1202 — By the end of the third quarter, the Company expects to report next steps for this CCR2 antagonist in multiple sclerosis (MS), based on results from a Phase II study.  The Company plans to present data in MS at the American Neurological Association meeting in October 2007 and data in atherosclerosis from a Phase II trial at the American Heart Association meeting in November 2007.

•                  MLN3897 — The Company completed enrollment in a 191-patient Phase II proof-of-concept trial for this CCR1 inhibitor in rheumatoid arthritis and is on track to announce top-line results by year end.

•                  MLN8054 — The Company announced preliminary results from the first 49 patients in a Phase I trial of this first-generation Aurora A kinase inhibitor.  Data showed that oral administration was well tolerated with the only dose-limiting toxicity being off-target somnolence.  Analysis of actual skin biopsies showed evidence of mitotic arrest, indicative of Aurora A kinase inhibition.

•                  MLN8237 — The Company initiated a Phase I clinical trial for this second-generation Aurora A kinase inhibitor.  The open-label, dose-escalation study is being conducted to determine the dose-limiting toxicities and maximum tolerated dose as well as to assess the pharmacokinetic and pharmacodynamic properties in advanced-stage cancer patients.

Conference Call and Presentation Reminder

Dr. Dunsire and members of the Millennium leadership team will present additional detail on these financial and operational results this morning, July 26, 2007. A conference call and accompanying slides will be webcast live at 8:00 a.m. ET and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. are co-promoting VELCADE in the U.S.  VELCADE is approved in more than 80 countries worldwide.

In the U.S., VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy. In the European Union and many other countries worldwide, VELCADE is approved for patients with multiple myeloma after first relapse.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of RPLS in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Safety Data: In 1163 patients in multiple myeloma and mantle cell lymphoma studies, the most commonly reported adverse events were asthenic conditions (64%), nausea (55%) in single-agent VELCADE, diarrhea (52%), constipation (41%), peripheral neuropathy (39%), thrombocytopenia (36%), appetite decrease, including reports of anorexia (36%), pyrexia (34%), vomiting (33%) and anemia (29%). Twenty percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (5%) and neutropenia (3%). Fifty percent of patients reported serious adverse events. The most commonly reported serious adverse events were pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1) Non-GAAP net income, non-GAAP net income per share, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP).  Please see the Form 8-K, furnished on July 26, 2007, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2) The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and records stock-based compensation expense in its statement of operations.  Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors.  Non-GAAP net income and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

(3) GAAP net loss for 2007 includes amortization of intangibles of approximately $34 million in 2007, restructuring charges of between $15 million and $20 million in 2007 and stock-based compensation expense of between $25 million and $30 million.  There could be additional charges excluded from the Company’s GAAP net loss, to arrive at non-GAAP net income, that are dependent on unknown future events and are difficult to predict and estimate at this time.

(4) Complete remission / complete response includes both immunofixation positive and negative readouts.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
(in thousands, except per share amounts)

Revenues:
Net product sales	$62,550	$58,786	$121,190	$112,159
Revenue under strategic alliances	11,826	27,165	27,540	65,794
Royalties	38,903	34,172	75,273	64,645
Total revenues	113,279	120,123	224,003	242,598

Costs and expenses:
Cost of sales	5,379	14,102	10,737	29,930
Research and development (Note 1)	73,382	79,309	144,611	161,907
Selling, general and administrative (Note 1)	47,032	37,391	86,557	72,856
Restructuring	5,772	1,554	11,383	4,385
Amortization of intangibles	8,487	8,487	16,974	16,974
Total costs and expenses	140,052	140,843	270,262	286,052

Loss from operations	(26,773)	(20,720)	(46,259)	(43,454)

Other income (expense):
Investment income, net	11,567	5,777	27,062	10,402
Interest expense	(2,475)	(2,724)	(5,262)	(5,456)
Net loss	$(17,681)	$(17,667)	$(24,459)	$(38,508)

Amounts per common share:
Net loss per share, basic and diluted	$(0.06)	$(0.06)	$(0.08)	$(0.12)

Weighted average shares, basic and diluted	317,799	313,321	316,940	312,575

Note 1: In accordance with SFAS 123R, stock-based compensation expense is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Research and development	$3,090	$5,998	$5,145	$12,332
Selling, general and administrative	3,609	5,483	6,956	9,649

Millennium Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP
(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30, 2007				Three Months Ended June 30, 2006
	Costs and Expenses				Costs and Expenses
	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted
GAAP	$73,382	$47,032	$(17,681)	$(0.06)	$79,309	$37,391	$(17,667)	$(0.06)

Adjustments to reconcile to Non-GAAP:
Stock-based Compensation (1)	(3,090)	(3,609)	6,699	0.02	(5,998)	(5,483)	11,481	0.04
Restructuring (2)	—	—	5,772	0.02	—	—	1,554	0.00
Amortization of Intangibles (3)	—	—	8,487	0.03	—	—	8,487	0.03

Non-GAAP	$70,292	$43,423	$3,277	$0.01	$73,311	$31,908	$3,855	$0.01

Weighted average shares, basic (GAAP and Non-GAAP) and diluted (GAAP)				317,799				313,321
Weighted average shares, diluted (Non-GAAP)				320,895				314,289

	Six Months Ended June 30, 2007				Six Months Ended June 30, 2006
	Costs and Expenses				Costs and Expenses
	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted	Research and Development	Selling, General and Administrative	Net Income (Loss)	Net Income (Loss) per Share, Basic and Diluted
GAAP	$144,611	$86,557	$(24,459)	$(0.08)	$161,907	$72,856	$(38,508)	$(0.12)

Adjustments to reconcile to Non-GAAP:
Stock-based Compensation (1)	(5,145)	(6,956)	12,101	0.04	(12,332)	(9,649)	21,981	0.07
Restructuring (2)	—	—	11,383	0.04	—	—	4,385	0.02
Amortization of Intangibles (3)	—	—	16,974	0.05	—	—	16,974	0.05

Non-GAAP	$139,466	$79,601	$15,999	$0.05	$149,575	$63,207	$4,832	$0.02

Weighted average shares, basic (GAAP and Non-GAAP) and diluted (GAAP)				316,940				312,575
Weighted average shares, diluted (Non-GAAP)				320,218				313,892

(1)                Represents expense associated with stock-based compensation related to stock options, the Company’s employee stock purchase plan and restricted stock.

(2)                Represents costs associated with the Company’s restructuring efforts.

(3)                Represents expense associated with the amortization of acquisition-related intangible assets.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2007	2006
(in thousands)

Cash, cash equivalents and marketable securities	$844,364	$894,349
Other current assets	79,511	121,305
Property and equipment, net	145,417	153,349
Restricted cash and other assets	37,892	35,500
Goodwill and intangible assets, net	1,531,982	1,547,309
Total assets	$2,639,166	$2,751,812

Current liabilities	$111,301	$125,948
Current portion of long term debt	—	99,571
Other long term liabilities	52,181	56,075
Capital lease obligations, net of current portion	74,426	75,041
Long term debt, net of current portion	250,000	250,000
Stockholders’ equity	2,151,258	2,145,177
Total liabilities and stockholders’ equity	$2,639,166	$2,751,812